Exhibit 4.1

Execution Draft

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

This First Amendment (this “First Amendment”), dated as of August 3, 2016, to the Rights Agreement, dated as of June 27, 2016 (the “Rights Agreement”), is between Skullcandy, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the terms of Section 26 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement as set forth below; and

WHEREAS, all acts and things necessary to make this First Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this First Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth in the Rights Agreement and this First Amendment, the parties hereto agree as follows:

1. The first paragraph of Section 1.3.5 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“No Person shall be deemed to be the ‘Beneficial Owner’ of, to have ‘Beneficial Ownership’ of or to ‘Beneficially Own’ any securities which such Person or any of such Person’s Related Persons would otherwise be deemed to ‘Beneficially Own’ pursuant to this Section 1.3 solely as a result of any merger or other acquisition agreement between the Company and such Person (or one or more of such Person’s Related Persons) or the consummation of any transactions contemplated thereby, or any tender, voting or support agreement entered into by such Person (or one or more of such Person’s Related Persons) in connection therewith or the consummation of any transactions contemplated thereby, if, prior to such Person becoming an Acquiring Person, the Board has approved such merger or other acquisition agreement, or such tender, voting or support agreement.”

2. Except as expressly amended hereby, the Rights Agreement is not being amended or modified and it remains in full force and effect in accordance with its terms. By executing this First Amendment below, the Company certifies that this First Amendment has been executed and delivered in compliance with the terms of Section 26 of the Rights Agreement.

3. This First Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

4. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this First Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5. Except as expressly set forth herein, this First Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

6. If any term, provision, covenant or restriction of this First Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this First Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

SKULLCANDY, INC.

By:	/s/ Patrick Grosso
	Name:	Patrick Grosso
	Title:	CLO

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
	Name:	Patrick Hayes
	Title:	Vice President & Manager

[Signature Page to First Amendment to Rights Agreement]